April 26, 2013

U.S. Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on April 16, 2013, to be filed by our former client, Standard Gold Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours very truly,

/s/ Moquist Thorvilson Kaufmann LLC